Exhibit 99.1

          Ultralife Batteries Reports Fourth Quarter Results


    NEWARK, N.Y.--(BUSINESS WIRE)--Feb. 15, 2007--Ultralife Batteries, Inc. (NASDAQ: ULBI) reported an operating loss of $1.5 million on record quarterly revenues of $30.1 million for the fourth quarter ended December 31, 2006. In comparison, the company reported an operating profit of $0.1 million on revenues of $17.8 million for the same period last year.

    Revenues in the fourth quarter of 2006 reflect growth in sales of rechargeable batteries and chargers, 9-volt batteries and automotive telematics products as well as the addition of McDowell Research and ABLE New Energy, which were acquired in 2006. As a percentage of revenues, gross margins for the fourth quarter of 2006 were 17% compared to 21% for the same period last year, due to higher than expected material costs at McDowell and certain manufacturing inefficiencies in 9-volt production. Operating expenses totaled $6.6 million and included $1.7 million of additional expenses from McDowell and ABLE, $0.7 million of intangible asset amortization and $0.5 million of stock-based compensation expense; excluding these items, operating expenses rose modestly over the $3.5 million reported in the fourth quarter last year.

    At the end of 2004, the company recorded a deferred tax asset associated with its U.S. net operating loss carryforwards as the company had begun to demonstrate a profitable track record. The company continually assesses the carrying value of this asset based on relevant accounting standards. The company's assessment in the fourth quarter of 2006 concluded by reestablishing full reserves against this deferred tax asset, generating a $24.1 million non-cash charge to income taxes. As the company reestablishes a pattern of profitability, it will continue to reassess the reserves associated with this issue. As a result of the above, net loss for the fourth quarter of 2006 was $26.0 million, or $1.73 per common share, compared to a net loss of $40,000, or $0.00 per common share, for the fourth quarter of 2005.

    For the full year ended December 31, 2006, revenues totaled $93.5 million, a 33% increase over the $70.5 million reported for 2005. The company reported an operating loss of $3.0 million in 2006, including $1.5 million in stock-based compensation expense and $1.2 million of intangible amortization, compared to an operating loss of $2.9 million in 2005. Net loss for 2006 was $27.5 million, or $1.84 per share, including the adjustment for the deferred tax asset, compared to a net loss for the same period last year of $4.3 million, or $0.30 per share.

    Management cautions that the fourth quarter and full year results are subject to the completion of its year-end audit by the company's independent accounting firm. In particular, the final review related to McDowell's inventory valuation and associated cost of goods sold has not yet been completed. As a result, final financial statements reported in the Form 10-K for the year ended December 31, 2006 may differ from the results reported in this press release.

    "During 2006, we accomplished a great deal while facing numerous challenges," said John D. Kavazanjian, Ultralife's president and chief executive officer. "Diversifying our market opportunities and reducing our dependence on orders from the U.S. Defense Department were strategic priorities for the company and we achieved these objectives by further building our commercial business, particularly in the area of automotive telematics, and by expanding our reach into different segments of the government/military market. As evidence of our success in diversifying revenues, sales of standard batteries under contract with the U.S. Defense Department for all of 2006 were approximately $18 million, or 19% of total revenue, and only $1.0 million in the fourth quarter, or 3% of total revenue. As a result of our key initiatives to solidify our business with military prime contractors, nurture relationships with automotive manufacturers and strengthen our global distribution network, we now possess a broader set of market opportunities and see greater demand for our power solutions than ever before.

    "The challenges we faced in 2006 were principally related to the integration of McDowell Research and associated operational issues that arose in the second half of the year," continued Mr. Kavazanjian. "As stated in our fourth quarter pre-announcement, we are addressing the operational issues and are resolved to improve manufacturing efficiency and optimize McDowell's cost structure. The actions we took in early January to address manufacturing issues at our Newark facility are proving to be effective and we are now operating at planned levels. In addition, we are working through McDowell's inventory that carries above-normal product costs and have made the necessary changes to lower future costs."

    Concluded Mr. Kavazanjian, "Ultralife's mix of business today is very different than a year ago, combining a steady revenue base in our established commercial market segments and expanding activity with military prime contractors who value our engineering expertise and broad product offering, supplemented by design wins in target commercial markets and by U.S. military orders against existing contracts."

    Outlook

    Management is projecting revenue between $28 million to $30 million for its first quarter ending March 31, 2007, largely based on our current backlog of shipments in addition to our pipeline of orders. Based on this revenue estimate, management anticipates reporting an operating loss in the range of $1 million up to breakeven, inclusive of approximately $1.1 million of non-cash expenses related to stock-based compensation and intangible asset amortization.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of high-energy power solutions and communications accessories for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories including power supplies, amplifiers, amplified speakers, equipment mounts, case equipment and integrated communication systems for markets including military, industrial and consumer portable electronics. Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems and accessories. Commercial, retail and government customers include:
General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany, Australia and New Zealand, among others.

    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife's three other operating units are: Ultralife Batteries (UK) Ltd., in Abingdon, England; McDowell Research in Waco, Texas; and ABLE New Energy in Shenzhen, China. Detailed information on Ultralife is available at: www.ultralifebatteries.com.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: Worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Conference Call Information

    Investors are invited to listen to a live webcast of the conference call at 10:00 a.m. ET on February 15, 2007 at http://investor.ultralifebatteries.com. To listen to the live call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location for 90 days. Investors may also listen to a telephone replay of the conference call by dialing 888-203-1112, Reservation 4704751, during the period starting at 1:00 p.m. ET February 15 and ending at 1:00 p.m. ET February 22, 2007.

    Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.


                      ULTRALIFE BATTERIES, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
               (In Thousands, Except Per Share Amounts)
                             (Unaudited)

----------------------------------------------------------------------

                      Three-Month Periods      Twelve-Month Periods
                             Ended                     Ended

                   December 31, December 31, December 31, December 31,
                       2006         2005         2006         2005
                   ------------ ------------ ------------ ------------

Revenues:
  Non-rechargeable
   products        $    16,678  $    15,204  $    67,779  $    58,509
  Rechargeable
   products              9,069        2,391       17,745       10,067
  Communications
   accessories           4,387            -        7,433            -
  Technology
   contracts               (25)         248          589        1,925
                   ------------ ------------ ------------ ------------
Total revenues          30,109       17,843       93,546       70,501

Cost of products
 sold:
  Non-rechargeable
   products             14,100       11,781       55,921       47,626
  Rechargeable
   products              7,129        2,021       13,923        8,751
  Communications
   accessories           3,720            -        5,662            -
  Technology
   contracts                45          371          597        1,866
                   ------------ ------------ ------------ ------------
Total cost of
 products sold          24,994       14,173       76,103       58,243
                   ------------ ------------ ------------ ------------

Gross margin             5,115        3,670       17,443       12,258

Operating
 expenses:
  Research and
   development           1,395          877        4,478        3,751
  Selling,
   general, and
   administrative        4,542        2,664       14,723       11,409
  Amortization of
   intangible
   assets                  687            -        1,199            -
                   ------------ ------------ ------------ ------------
Total operating
 expenses                6,624        3,541       20,400       15,160
                   ------------ ------------ ------------ ------------

Operating income
 /(loss)                (1,509)         129       (2,957)      (2,902)

Other income
 (expense):
  Interest income           22           23          126          185
  Interest expense        (561)        (228)      (1,424)        (821)
  Gain on
   insurance
   settlement                -            -          191            -
  Miscellaneous            125         (115)         311         (318)
                   ------------ ------------ ------------ ------------
Income/(loss)
 before income
 taxes                  (1,923)        (191)      (3,753)      (3,856)
                   ------------ ------------ ------------ ------------

Income tax
 provision/
(benefit)-current          (20)           -            -            3
Income tax
 provision/
(benefit)-deferred      24,136         (151)      23,735          486
                   ------------ ------------ ------------ ------------
  Total income
   taxes                24,116         (151)      23,735          489
                   ------------ ------------ ------------ ------------

Net Income/(Loss)  $   (26,039) $       (40) $   (27,488) $    (4,345)
                   ============ ============ ============ ============


Earnings/(Loss)
 per share - basic $     (1.73) $     (0.00) $     (1.84) $     (0.30)
                   ============ ============ ============ ============
Earnings/(Loss)
 per share -
 diluted           $     (1.73) $     (0.00) $     (1.84) $     (0.30)
                   ============ ============ ============ ============


Weighted average
 shares
 outstanding -
 basic                  15,030       14,727       14,906       14,551
                   ============ ============ ============ ============
Weighted average
 shares
 outstanding -
 diluted                15,030       14,727       14,906       14,551
                   ============ ============ ============ ============


                      ULTRALIFE BATTERIES, INC.
                     CONSOLIDATED BALANCE SHEETS
               (In Thousands, Except Per Share Amounts)
                             (unaudited)
----------------------------------------------------------------------


                                             December 31, December 31,
                   ASSETS                        2006         2005
                                             ------------ ------------

Current assets:
   Cash and investments                      $       720  $     3,214
   Trade accounts receivable, net                 24,197       10,965
   Inventories                                    27,360       19,446
   Prepaid expenses and other current assets       3,669        5,737
                                             ------------ ------------
     Total current assets                         55,946       39,362

Property and equipment                            19,396       19,931

Other assets
   Deferred tax asset - non-current                    -       21,221
   Goodwill, intangible and other assets          22,416          243
                                             ------------ ------------

   Total Assets                              $    97,758  $    80,757
                                             ============ ============

    LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Short-term debt and current portion of
    long-term debt                           $    12,246  $     7,715
   Accounts payable                               15,925        5,218
   Other current liabilities                       9,639        5,450
                                             ------------ ------------
      Total current liabilities                   37,810       18,383
                                             ------------ ------------

Long-term liabilities:
    Long-term debt and capital lease
     obligations                                  20,043           25
    Other long-term liabilities                      316          242
                                             ------------ ------------
      Total long-term liabilities                 20,359          267
                                             ------------ ------------

Shareholders' equity:
   Common stock, par value $0.10 per share         1,585        1,547
   Capital in excess of par value                134,729      130,530
   Accumulated other comprehensive income           (321)      (1,054)
   Accumulated deficit                           (94,026)     (66,538)
                                             ------------ ------------
                                                  41,967       64,485
   Less -- Treasury stock, at cost                 2,378        2,378
                                             ------------ ------------
       Total shareholders' equity                 39,589       62,107
                                             ------------ ------------

Total Liabilities and Shareholders' Equity   $    97,758  $    80,757
                                             ============ ============

    CONTACT: Ultralife Batteries, Inc.
             Robert W. Fishback, 315-332-7100
             bfishback@ulbi.com
             or
             Investor Relations:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com